Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT (SERVICES)

THIS AGREEMENT has been made as of this 19th day of April, 2013 (the “Effective Date”) by and between The Tirex Corporation (hereinafter referred to as “Licensor”), a stock for profit Delaware corporation, and Green Recycling Solution International, LLC (hereinafter referred to as “Licensee”), a limited liability company organized under the laws of Delaware;

WHEREAS, Licensor is a publicly traded OTC Markets Pink Sheets company; and

WHEREAS, Licensor is the owner of a certain invention which is described in the “Licensed Patents” defined below, and Licensor is willing to grant a license to Licensee and Licensee desires a license with respect to said invention.

NOW, THEREFORE, FOR AND IN CONSIDERATION AND RELIANCE ON THE MUTUAL PROMISES SET FORTH HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS AGREED AS FOLLOWS:

SECTION 1: DEFINITIONS.

1.1. “Licensed Patent” shall refer to and mean United States patent entitled “Cryogenic Tire Disintegration Process and Apparatus” issued on April 7, 1998 and assigned patent number 5,735,471, which patent has a duration of twenty (20) years from the date the original application was filed.

1.1.1. any continuations, continuations-in-part, reissues or reexamination of patent described in 1.1.

1.2 “Licensed Territory” shall be all of the states and/or countries of North America, Central America, South America, the Caribbean and Africa.

1.3. “TCS System” shall mean the state of the art tire recycling technology and apparatus as developed by the Licensor.

1.4. With respect to “Markets” described in Section 3, “exclusive” shall be limited to the specified countries or territories (each constituting a “Licensed Territory”) specified in this Agreement or as may in the future be agreed upon by both Parties.

SECTION 2: GRANT.

2.1. Subject to compliance with the terms of the within Licensing Agreement, Licensor hereby grants to Licensee, an exclusive license, limited to the Licensed Territory, under the Licensed Patent and the TCS System to offer or market for sale or transfer the TCS System for the purpose of recycling tires. The grant shall include any improvements and any know how pertaining to such Licensed Patent and TCS System.

2.2. Licensee agrees that it shall not make, use, have made, offer or market for sale, sell or import the TCS System except as permitted under this Agreement.

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2.3. Licensee shall have no right to sublicense in whole or in part any right or rights granted to Licensee under this Agreement.

2.4. Further, this grant of license contemplated under this Agreement shall not preclude Licensor from the right to sell or otherwise market the TCS System either directly or through other means of distribution to any person or entity outside the Licensed Territory, unless said territory outside of the Licensed Territory is licensed to the Licensee or to a third party.

SECTION 3: First Right of Refusal and Markets

3.1. Notwithstanding the rights granted to the Licensee pursuant to the provisions of this Section, the Licensor grants the Licensee a “first right of refusal” to any other territory worldwide not specified in the Licensed Territory. Prior to the Licensor granting a third party any rights to sell or otherwise market the TCS System or the Licensed Patent, the Licensor shall first offer that right and/or territory to the Licensee upon terms no less favorable than what it could offer to a third party and which terms would be agreed upon between the Licensor and Licensee. In the event the Licensor and Licensee cannot come to agreement on the terms and conditions of granting additional Licensed Territories to the Licensee, the Licensor shall be free to grant that right to a third party upon terms no more favorable to the third party than the offer to the Licensee.

3.2. Except for (i) Licensed Territory assigned Licensee and (ii) China until further notice, all other worldwide markets are free to be exploited by both Licensor and Licensee. Both parties commit to respect each others’ initial claim in a specific market they can show promise of TCS System sales. Once the market proposal is recognized by the other party, the non-initiating party has 30 days to claim or propose otherwise and/or agree to assist and cooperate to jointly accomplish TCS sales. Each market shall be considered on a market by market, case by case, basis. All related business opportunities recognized in the Licensee’s Territory by either party are referred to and committed to the Licensee.

SECTION 4: TERM OF LICENSE

4.1 The Initial Term of license shall be for ten (10) years from the date of this Agreement. The term of the Agreement may be renewable for any number of consecutive three-year periods upon the mutual agreement of the Parties upon the same terms and conditions or such revised terms or conditions as may be mutually agreed upon by the Parties.

SECTION 5: CONSIDERATION; PERFORMANCE STANDARDS.

5.1 As partial consideration for the Licensor granting the within License to Licensee for the Licensed Territory, the Licensee shall be responsible for engaging the necessary legal and accounting professionals to take the necessary actions to ensure that the Licensor is in full compliance with United States Securities and Exchange Commission (the “Commission”) reporting responsibilities and Licensee shall be responsible for bearing all costs associated therewith. Licensee agrees to diligently pursue said compliance immediately upon the execution hereof by all Parties. This responsibility includes Licensor becoming current and continuing to keep current its Section 12(g) reporting company status, including making all associated filings

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under the Securities Exchange Act of 1934 (often described by the Parties as the “Compliance Phase”).

5.2  Licensee shall make (or cause to make) a Cash Deposit and payments as follows:

(a) Concurrent with execution of this Agreement and the Escrow Agreement being executed concurrently (and hereby incorporated by reference), Licensee shall deposit $10,000 USD (the “Cash Deposit”), to be held in an Escrow Account and disbursed in accordance with the Escrow Agreement being executed concurrently.

(b) Concurrent with the $10,000 Cash Deposit, Licensee shall make arrangements and shall commit to payment of the auditor’s fees to bring Licensor current with its Section 12(g) reporting requirements, which auditor must be PCAOB qualified.

(c) Licensor acknowledges that such escrowed infusion of capital will be administered in tranches such that Licensee will have those funds transferred only upon Licensor authorizing, issuing and transferring shares of stock required below.

5.3 Concurrent with execution of both this Agreement and the Escrow Agreement, the two being mutually interdependent and the Escrow Agreement being hereby incorporated by this reference the, Licensor shall deposit 288,936,341 shares for Licensee (the “Equity Compensation”) to be held in an Escrow Account and disbursed pursuant to (and pursuant to instructions given under) the Escrow Agreement. Licensee acknowledges that such escrowed infusion of the Equity Compensation will be administered in tranches such that those shares transferred only upon satisfaction of the following milestones outlined below. Licensor shall take all actions necessary to authorize, issue and transfer to Licensee, the shares constituting the Equity Compensation. The shares constituting the Equity Compensation shall have the following rights:

(a) The shares constituting the Equity Compensation shall include 288,936,341 common shares, properly authorized and issued.

(b) The common stock:

(i)	Will be non-voting in character and shall be restricted for no less than six (6) months;
(ii)	Shall be not less than 288,936,341 Common Shares and shall have protection against dilution and protection against a reverse stock split or other recapitalizations such that it would convert into not less than 9.99% of the outstanding shares;
(iii)	Will be subject (unless it or principal(s) become(s) a director or officer or otherwise waives, and/or unless waived by the holder, with 61-day prior notice) to an Equity Blocker provision which caps common stock ownership to 9.99% ownership of the underlying Licensor common.

(c) Moreover, Licensor expressly acknowledges that Licensee may enter into agreement(s) (such as by warrants and/or options) that would allow Licensee to hedge its downside risk (via puts) as well as to participate, at any time post-execution of this Agreement, in upside potential (via calls).

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5.4 Once Licensee receives confirmation from the auditor required to be engaged in making Licensor a reporting company, the Escrow Agent is authorized—subject to the Equity Blocker provision in Section 5.3(b)(iii) above—to transfer and issue up to 1/3 of the Equity Compensation provided above to Licensee within seven (7) working days of such confirmation.

5.5 Once the Transfer Agent has received and confirms that the Cash Deposit has been tendered (or caused to be made) by Licensee, the Transfer Agent (who is a 3rd party beneficiary of this Agreement) is authorized—subject to the Equity Blocker provision in Section 5.3(b)(iii) above—shall cooperate and the Licensor shall instruct the Transfer Agent to transfer and issue up to 1/3 of the Equity Compensation provided above to Licensee within seven (7) working days of such confirmation.

5.6 Once Licensor’s registration under Section 12(g) becomes effective under the Securities Exchange Act of 1934, is authorized—subject to the Equity Blocker provision in Section 5.3(b)(iii) above—to transfer and issue up to 1/3 of the Equity Compensation provided above to Licensee within seven (7) working days of such confirmation.

5.7 The above Share Deposit and Cash Deposit(s) shall be deposited into an Escrow Account being established between the Parties and the Escrow Agent pursuant to the attached Escrow Agreement to be executed simultaneously with this Agreement. Such Deposit(s) shall be distributed to the contra-party pursuant to instructions given respectively by this Agreement and/or the Licensor and Licensee to the Escrow Agent (or any successor).

5.8 Upon completion of the Compliance Phase post-execution of this Agreement, most critically becoming a current Section 12(g) reporting company, Licensee intends to purchase a TCS System unit and/or market for sale to third parties such unit(s) which sales and purchases will incorporate this Agreement’s Section 14 “Business Risks” provisions.

SECTION 6: PRODUCT.

6.1 Licensor represents that the product which is the subject of this Agreement is the TCS System which is a state of the art tire recycling machine and that Simpro. S.P.A. of Turin, Italy is capable of being the initial manufacturer of said machine. All sales of the TCS System by the Licensee shall be manufactured by a company and manufacturer chosen by the Licensee for sales to third parties, at the sole discretion of the Licensee.

SECTION 7: CERTAIN WARRANTIES OF LICENSOR.

7.1 The Licensor warrants that it is the owner of the Licensed Patent or otherwise has the right to grant the license granted to Licensee pursuant to this Agreement and that currently there are no infringements or threatened infringements thereon and that NO disputes exist with regard to the Patented License, the TCS System and/or between the Parties.

7.2 The Licensor shall diligently maintain the Licensed Patent in good standing at all times and defend the Licensed Patent and TCS System so long as the Agreement remains in effect and shall take any necessary action to ensure there will be no cloud or lien upon said Licensed Patent and/or TCS System.

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7.3 So long as Licensor shall retain control of the Licensed Patent and/or TCS System. Licensor nonetheless acknowledges that the Licensed Patent and/or TCS System is not assignable, can not be pledged as collateral or sold at any time without the written concurrence of Licensee.

7.4 In the event of any creditor(s) actions, as described below (whether voluntary or involuntary), all rights to the Licensed Patent and to the TCS System, shall thereupon vest in the Licensee and any and all rights of Licensor shall immediately cease, leaving the Licensor with no further rights whatsoever, all such rights becoming vested in Licensee:

a) Licensor becomes insolvent, declares bankruptcy, or fails to make any payment required by this Agreement within ninety (90) days of its due date; or

b) Licensor dissolves or attempts to dissolve either voluntarily or involuntarily; or

c) Licensor is unable to meet its current obligations, and remains unable to do so, for a period of ninety (90) days thereafter; or

d) state or federal regulatory actions (such as by the SEC) or· any other action by a third party that has jeopardized or shall jeopardize the value of the patent.

SECTION 8: BUSINESS TRANSACTIONS.

8.1 Both Parties agree that any and all business transactions between the Licensor and Licensee, under this Agreement, shall be referred to Catania & Ehrlich, P.C., (“Catania”), 909 Belmont Avenue, North Haledon, New Jersey, 07508.

8.2 Any and all sales agreements for TCS-1 and TCS-2 Systems will be the subject of a separate agreement between the Parties.

SECTION 9: PROPERTY OF LICENSOR.

9.1 Licensee acknowledges and understands that at all times and in all respects, the trademarks, service marks and/or insignia, designs or logos, if any, which are an indicia thereof, are the sole property of Licensor and that Licensee has only been granted a license to use such in accordance with this Agreement. Accordingly, Licensee shall make (or cause to be made) no application for registration of any trademark or service mark licensed herein or in Licensor’s reasonable opinion is confusingly similar thereto or take any action which will interfere with Licensor’s trademarks, service marks, or insignia and/or logo designs which are an indicia thereof. Moreover, Licensee agrees not to use any mark confusingly similar to such licensed Marks and Licensee further agrees not to advertise, use or cause to be used the Licensed Marks as applied to any other service other than for operating the Facility, except as may be provided by separate agreement between the parties.

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SECTION 10: ADVERTISING

10.1 Licensee understands that any and all advertising, printed matter or other promotional material related to the Licensed Patent or TCS System shall be clear, factual, not misleading, in good taste and consistent with Licensor’s goodwill and public image.

SECTION 11: PROPRIETARY RIGHTS.

11.1 Licensor’s proprietary rights to use the Marks shall remain with Licensor, and nothing in this Agreement shall be interpreted as conferring any proprietary interest in such Licensed Marks to Licensee.

SECTION 12: ALLEGED INFRINGEMENT.

12.1 Either Party shall promptly notify the other of any alleged infringement of the Licensed Marks and agrees to cooperate with Licensor in, and do all acts, deeds, and things which are necessary for protecting the Licensed Marks against alleged infringers. Licensor shall have the right to initiate (or have initiated) and control legal proceedings with respect to alleged infringers or take whatever action it deems necessary with respect thereto. Licensor shall have the right to institute or have instituted such legal proceedings in its name, or in the name of Licensee and any of them jointly, provided, however, that Licensor shall consult with and obtain the approval of Licensee prior to instituting or causing institution of such legal proceedings joining Licensee as a Party.

SECTION 13: INDEMNIFICATION.

13.1 Licensor hereby represents that it has certain debts and/or liabilities and is a party to various lawsuits in various jurisdictions, as disclosed herein in an attachment hereto and made a part hereof. Licensor hereby agrees that said debts and/or liabilities and any liability which may arise from any lawsuit or claim of a third party shall be the full responsibility of the Licensor and the Licensor hereby agrees to indemnify and hold harmless the Licensee from any claims made against the Licensee with respect to any of past, present or future debts, liabilities, lawsuits or claims made against the Licensor. The Licensor hereby agrees to fully indemnify, defend and hold harmless, Licensee and Licensee’s employees, successors and assigns from any and all causes of action, loss, liability, damages and expense, including attorney’s fees arising out of any and all claims, demands, actions or suits brought against the Licensor.

SECTION 14: BUSINESS RISKS.

14.1 Licensee acknowledges, understands and warrants that it understands that the planned operation of the TCS System is under the complete control and supervision of Licensee and that the business risks, costs, expenses, debt, and profit potential associated therewith are the complete and sole responsibility of Licensee. In accordance, Licensee has acknowledged that it has conducted a full, independent investigation of the matters set forth in this Agreement as well as the business risks, costs, expenses, and profit potential of the entering into this Agreement in conjunction with its own independent legal, financial and business advisors.

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14.2 Licensee acknowledges, understands and agrees that Licensor, its employees, agents and/or representatives make no warranties or representations as to the business risks, costs and/or profit potential of the TCS System.

14.3 Further, Licensee acknowledges and agrees that in entering into this Agreement it has not relied upon any projections, operating information, analysis, statistics, demographics, projections, business plans, feasibility studies or other information, if any, provided by Licensor or any of its employees, agents and/or representatives. Rather, Licensee warrants and represents to Licensor that in entering into this Agreement it has relied solely and exclusively upon its own independent investigation of the suitability of the Licensed Territory, business risks, project feasibility, costs, expenses, profit potential as well as the accuracy and suitability of any information which it may have received from any source including Licensor. Further, Licensee is herein advised to consult its own independent legal, financial and business advisors to determine the suitability of the Licensed Territory business risks, project feasibility, costs, expenses, profit potential and other such business planning and/or forecasting information.

14.4 Licensee further acknowledges and warrants that in entering into this Agreement it is not relying upon Licensor to furnish, in any manner, any substantial advice or any assistance with respect to the operation of its business or its intended use of the TCS System and that any and all such information provided by Licensor shall be subject to Licensee’s own independent investigation as to its accuracy and suitability. Further, Licensee is herein advised to consult its own independent legal, financial and business advisors to determine its own methods and guidelines for marketing the TCS System.

SECTION 15: TERMINATION.

15.1 This Agreement shall automatically terminate with prior written ten (10) day notice upon: (1) its expiration, (2) the failure to timely renew, (3) the assignment of assets or business for the benefit of creditors on behalf of the Licensee, (4) voluntary or involuntary bankruptcy or dissolution of Licensee.

SECTION 16: OTHER AND FURTHER DOCUMENTS.

16.1 Licensee and Licensor respectively shall execute and/or have executed any other and further documents to effectuate this Agreement and/or reasonably effectuate its purposes.

SECTION 17: ASSIGNABILITY.

17.1 This Agreement may not be transferred or assigned by Licensee except with the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

SECTION 18: ENFORCEMENT.

18.1 The Licensor intends to protect the Licensed Patent against infringers or otherwise act to eliminate infringement when, in Licensor’s sole judgment, such action may be reasonably necessary, proper, and justified. In the event the Licensee believes there is an infringement of the Licensed Patent under this Agreement which is to Licensee’s detriment, Licensee shall provide Licensor with notification and reasonable evidence of such infringement and Licensor shall take the necessary action to protect the Licensee’s right to said License Patent.

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SECTION 19: FURTHER ACTS AND RESTRICTIONS.

19.1 The Parties hereto agree to execute such other documents and perform such acts as may be necessary to carry out the purpose(s) of this Agreement.

19.2 The Parties agree that upon signing of this Agreement, neither Party shall make any announcement, whether written, verbal or any by other means regarding the within Agreement so as to create a false, artificial or manipulative market trading surge or otherwise unless said announcement, including the content and the means said announcement is agreed to, in writing, by both Parties. Both Parties understand and agree that the damages sustained in the event of an intentional or willful breach of this provision by either Party will be difficult to determine and as a result, the Parties agree that in the event of a breach of this provision, the breaching party shall be responsible to pay liquidated damages to the non-breaching Party in the sum of $25,000 within thirty (30) days of the non-breaching Party forwarding written notice of said breach to the breaching Party. Notwithstanding any other provision to the contrary, the Licensee recognizes that the Licensor is regulated and governed by the SEC, FINRA and OTC Markets/Pink Sheets and has an obligation to the public to make announcements and to keep the public informed.

19.3 Licensor will advise and clear any reference to the Licensee in any Licensor announcements or press releases. Licensee recognizes that the Licensor is regulated and governed by the SEC, FINRA and OTC Markets/Pink Sheets and has an obligation to the public to make announcements and to keep the public informed. Licensor agrees not to jeopardize its good standing or position with erroneous or misleading communications.

SECTION 20: INTEGRATION & MODIFICATION.

20.1 This Agreement represents the full and complete understanding of the Parties and supersedes any and all prior or contemporaneous agreements to the same effect, whether oral or written. This Agreement may not be modified without a written agreement signed by all Parties. Further, any modifications made to this Agreement by Licensee shall not be considered as valid or enforceable unless authorized and accepted by Licensor and evidenced in writing by a duly authorized signatory of Licensor. Further, any modifications made to this Agreement by Licensor in favor of Licensee, as an addendum or otherwise, shall not be considered as valid or enforceable in the event that Licensee is in default of or has defaulted on any term and/or provision of this Agreement or fails to fulfill its financial obligations to Licensor in the manner described herein.

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SECTION 21: NON-WAIVER OF RIGHTS.

21.1 FAILURE BY EITHER PARTY TO ENFORCE ITS RIGHTS UNDER THIS AGREEMENT FOR A REASONABLE PERIOD OF TIME SHALL NOT BE CONSTRUED AS A WAIVER OF SUCH RIGHTS. ANY WAIVER, INCLUDING WAIVER OF DEFAULT, IN ANY ONE INSTANCE SHALL NOT CONSTITUTE A WAIVER IN ANY OTHER INSTANCE.

SECTION 22: TIME IS OF THE ESSENCE.

22.1 Time is of the essence under this Agreement.

SECTION 23:HEADINGS.

23.1 The headings used herein are for the purposes of convenience only and shall not take precedence over substance in construing the provisions hereof.

SECTION 24: VALIDITY AND SEVERABILITY.

24.1 Any invalidity of any portion of this Agreement shall not affect the validity of the remaining portion, and unless substantial performance of this Agreement is frustrated by any such invalidity, this Agreement shall continue in effect. If any portion of this Agreement shall be deemed invalid by a court of competent jurisdiction, such portion shall be severed from this Agreement and the court shall have the authority to consider this Agreement reasonably in accordance with its intent so that the entire Agreement shall not be construed invalid.

SECTION 25: GOVERNING LAW.

25.1 This Agreement shall be construed in accordance with the laws of the State of New Jersey. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdictions over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such deletion is not so allowed or if such deletion leases terms thereby made clearly illogical or in appropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners in any respect. (EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THE AGREEMENT TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.)

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SECTION 26: EFFECT OF AGREEMENT.

26.1 This Agreement shall take effect as of the day first written above.

SECTION 27: BINDING AGREEMENT & REVIEW BY PARTIES.

27.1 EACH PARTY WARRANTS AND REPRESENTS IT HAS FULLY AND COMPLETELY READ THIS AGREEMENT, HAS HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH ITS LEGAL COUNSEL, UNDERSTANDS AND ACKNOWLEDGES THE TERMS AND CONDITIONS CONTAINED WITHIN, AND AGREES TO BE BOUND FULLY THEREBY. FURTHER, EACH PARTY WARRANTS AND REPRESENTS THAT IT UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT IS A LICENSE AGREEMENT ONLY, NOT A FRANCHISE, PARTNERSHIP, JOINT VENTURE OR ANY OTHER TYPE OF ARRANGEMENT WHATSOEVER.

27.2 Each Party warrants and represents that the person(s) executing this Agreement has the legal capacity and authority to do so on behalf of their respective parties.

SECTION 28: FULL UNDERSTANDING.

28.1 This Agreement constitutes the full understandings between the Parties with reference to the subject matter hereof, and no statements or agreements by or between the Parties, whether orally or in writing, except as provided for elsewhere in this Agreement, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither Party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgement, or otherwise, unless such mutual agreement is in writing, signed by the other Party, and specifically states that it is an amendment to this Agreement.

SECTION 29: AUTHORIZATION AND EXECUTION.

29.1 This Agreement shall not be binding on a Party unless and until it has been executed by an authorized officer of the other Party as indicated on the respective signature lines.

SECTION 30: NOTICES.

30.1 All notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when received after being sent by certified or registered mail, postage prepaid and return receipt requested. In the event no return receipt is obtained, proof of actual service of notice will suffice. All such notices, etc. shall be addressed as follows:

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To Licensor:

The Tirex Corporation

40 Richard Avenue – 3rd Floor

Norwalk, Connecticut 06854

Attn: Louis V. Muro, Vice President and Director

To Licensee:	Copy To:

Green Recycling Solution International, LLC	Frank Catania Jr., Esq.
Attn: Julio Llaguno	Catania & Ehrlich. P.C.
One Bridge Plaza North—Suite 275	909 Belmont Avenue
Fort Lee, New Jersey 07024	North. Haledon, New Jersey 07508

Change of Address:

Either Party may change the address to which notices under this Section may be given by providing a written notice of such change of address to the other Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

LICENSOR:

THE TIREX CORPORATION

/s/ Louis V. Muro

By: Louis V. Muro, Vice-President and Director

Date: April 19, 2013

Subscribed and sworn to before me this
19th day of April, 2013

/s/ Christine Aboyoun
Notary Public
My Commission expires: _______	CHRISTINE ABOYOUN A Notary Public of New Jersey My Commission Expires March 27, 2014

LICENSEE: GREEN RECYCLING SOLUTION INTERNATIONAL, LLC

/s/ Julio Llaguno

By:    Julio Llaguno, Managing Member
Date:  April 19, 2013

Subscribed and sworn to before me this
19th day of April, 2013

_______________________________

Notary Public

My Commission expires: ___________

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